Exhibit 99.1

Vertrue Reports Fiscal 2005 Second Quarter Financial Results

    STAMFORD, Conn.--(BUSINESS WIRE)--Jan. 25, 2005--Vertrue
Incorporated

    -- Reported revenues were $136.5 million versus guidance of $135.0 million to $140.0 million.

    -- Earnings per share was $0.51 versus guidance of $0.40 to $0.42.

    -- Operating cash flow was $6.7 million versus guidance of $9 to $10 million.

    -- Operating cash flow before changes in assets and liabilities was $11.1 million versus guidance of $9 to $10 million.

    Vertrue Incorporated (Nasdaq: VTRU), a leading consumer services marketing company, announced today its financial results for the fiscal 2005 second quarter ended December 31, 2004.
    The Company reported revenues of $136.5 million, compared to $123.2 million reported in the fiscal 2004 second quarter, and $135.6 million reported in the fiscal 2005 first quarter. Revenues from Lavalife Inc., which was acquired on April 1, 2004, were $18.3 million and $17.8 million in the fiscal 2005 first and second quarters, respectively.
    The Company reported net income of $5.9 million, or $0.51 per diluted share, for the fiscal 2005 second quarter compared to $7.7 million, or $0.60 per diluted share, for the fiscal 2004 second quarter and $7.6 million, or $0.65 per diluted share, for the fiscal 2005 first quarter.
    The Company reported net cash provided by operating activities of $6.7 million for the fiscal 2005 second quarter versus $22.5 million in last year's second quarter and $7.9 million in the first quarter of fiscal 2005. Operating cash flow before changes in assets and liabilities reported for the fiscal 2005 second quarter was $11.1 million compared to $16.7 million in last year's second fiscal quarter, and $6.7 million in the fiscal 2005 first quarter. See the table on page 8 for a reconciliation of net cash provided by operating activities to operating cash flow before changes in assets and liabilities and for an explanation of the relevance of this measure.
    "This was a strong quarter for Vertrue," said Gary Johnson, President and CEO. "We are generating a lot of momentum from our new brand, our direct to consumer initiatives continue to expand and our efforts to renew our core programs are taking hold. With our acquisition of My Choice Medical and the completion of our acquisition of Bargain Network, Vertrue has become a portfolio of leading marketing services companies. We believe that our ability to leverage expertise, optimize operations and cross-sell across the organization is key to fueling long-term growth and profitability."

    Year to Date Results

    The Company reported revenues of $272.1 million in the six month period ended December 31, 2004 compared to $237.0 million reported in the six month period ended December 31, 2003. Revenues from Lavalife Inc. were $36.1 million in the six month period ended December 31, 2004.
    The Company reported net income of $13.5 million, or $1.16 per diluted share, in the six month period ended December 31, 2004 compared to $11.6 million, or $0.91 per diluted share, in the six month period of the prior year. The effective tax rate used to compute net income was 37.5% during the six months ended December 31, 2004 compared to 40% during the six months ended December 31, 2003. The effect of the lower rate on net income for the six month period ended December 31, 2004 was $0.04 per diluted share.
    The Company reported net cash provided by operating activities of $14.6 million for the six months ended December 31, 2004 versus $20.4 million in the prior year period. Operating cash flow before changes in assets and liabilities reported for the six months ended December 31, 2004 was $17.8 million compared to $22.0 million in the prior year period. See the table on page 8 for a reconciliation of net cash provided by operating activities to operating cash flow before changes in assets and liabilities and for an explanation of the relevance of this measure.
    During the three and six month periods ended December 31, 2004, the Company purchased 36,000 and 315,000 shares, respectfully, of its common stock in the open market and spent $8.4 million during the six months ended December 31, 2004. Pursuant to the share repurchase program, the Company is authorized to repurchase approximately 1,679,000 additional shares as market conditions permit. As of December 31, 2004, there were 10,248,000 shares of common stock outstanding.
    As described in our press release issued on January 13, 2005, the Company purchased an additional 605,000 shares under its modified Dutch auction self tender offer. After giving effect to this repurchase, the Company is authorized to repurchase approximately 1,074,000 additional shares as market conditions permit and has 9,643,000 shares of common stock outstanding.

    Business Outlook:

    Management offers the following guidance for the year ended June
30, 2005:
    Revenue guidance has been revised upward from a range of $550.0 million to $560.0 million to a range of $580.0 million to $590.0 million primarily to reflect the Company's expected results of Bargain Network, Inc. and My Choice Medical Holdings, Inc. Earnings per share guidance has also been revised upward from a range of $2.30 to $2.35 to a range of $2.35 to $2.40 to reflect the expected results of these acquisitions. Operating cash flow before changes in assets and liabilities is expected to be between $33.0 million and $38.0 million, unchanged from our previously issued guidance as we expect to reinvest the cash flow generated by these new acquisitions in further marketing initiatives. Changes in assets and liabilities is expected to be positive $7.0 million. Capital expenditures are expected to be approximately $9.0 million. Accordingly, free cash flow remains unchanged and is expected to be approximately $31.0 million to $36.0 million.
    Management offers the following guidance for the quarter ended
March 31, 2005:
    Revenues are expected to be in the range of $151.0 million to $156.0 million. Earnings per share is expected to be in the range of $0.46 to $0.48. Operating cash flow before changes in assets and liabilities is expected to be between $6.5 million and $9.5 million and changes in assets and liabilities are expected to be a positive $5.0 million. Capital expenditures are expected to be approximately $2.0 million. Free cash flow is expected to be approximately $9.5 million to $12.5 million.
    Management offers the following guidance for the quarter ended
June 30, 2005:
    Revenues are expected to be in the range of $157.0 million to $162.0 million. Earnings per share is expected to be in the range of $0.74 to $0.77. Operating cash flow before changes in assets and liabilities is expected to be between $9.0 million and $11.0 million and changes in assets and liabilities are expected to be a positive $5.0 million. Capital expenditures are expected to be approximately $3.0 million. Free cash flow is expected to be approximately $11.0 million to $13.0 million.
    See the table on page 8 for a reconciliation of net cash provided by operating activities to operating cash flow before changes in assets and liabilities and to free cash flow and an explanation of the relevance of these measures.

    Conference Call Note:

    Vertrue will host a conference call at 9:00 a.m. Eastern Time on January 25, 2005 to discuss the Company's second quarter results. To listen to the conference call, please dial (800) 369-3147 five to ten minutes before the scheduled start time. Callers will need to enter pass code "VTRU". The conference call will also be available live on the investor relations page of the Company's web site at www.vertrue.com. Please go to the web site at least fifteen minutes prior to the call to register and download any necessary audio software.
    For those who cannot listen to the live broadcast, an audio replay of the call will be available approximately one hour after the completion of the call and will remain available until January 28, 2005. To listen to the audio replay, please call (800) 944-3329. A web cast replay of the conference call will also be available on the investor relations page of the Company's web site approximately 2 hours after the end of the call and remain available until January 28, 2005.

    About Vertrue:

    Headquartered in Stamford, Conn., Vertrue Incorporated is a category leader in both membership and loyalty programs, bringing value direct to consumers through an array of benefits in healthcare, discounts, security and personals. With broad online and offline distribution capabilities, Vertrue offers its corporate client partners effective tools to enhance market presence, strengthen customer affinity and generate additional value.

    Any statements herein regarding the business of the Company that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those intended is contained in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on Form 10-K as filed with the SEC.
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                         VERTRUE INCORPORATED
           CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                 (In thousands, except per share data)



                                Three months ended   Six months ended
                                   December 31,        December 31,
                               ------------------- -------------------
                                   2004      2003      2004      2003
                               --------- --------- --------- ---------


Revenues                       $136,479  $123,164  $272,102  $236,988

Expenses:
 Marketing                       68,689    66,745   137,221   133,401
 Operating                       25,952    23,042    50,162    44,505
 General and administrative      26,227    19,195    50,832    37,962
 Amortization of intangible
  assets                          1,828       271     3,372       589
                               --------- --------- --------- ---------
Total expenses                  122,696   109,253   241,587   216,457
                               --------- --------- --------- ---------

Operating income                 13,783    13,911    30,515    20,531
Interest expense, net            (4,611)   (1,084)   (9,254)   (1,051)
Other income (expense), net         428       (52)      293      (214)
                               --------- --------- --------- ---------

Income before income taxes        9,600    12,775    21,554    19,266
Provision for income taxes       (3,717)   (5,110)   (8,075)   (7,706)
                               --------- --------- --------- ---------
Net income                       $5,883    $7,665   $13,479   $11,560
                               ========= ========= ========= =========

Diluted earnings per share        $0.51     $0.60     $1.16     $0.91
                               ========= ========= ========= =========

Diluted shares used in earnings
 per share calculation           13,063    14,074    13,003    13,541
                               ========= ========= ========= =========


                         VERTRUE INCORPORATED
     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                            (In thousands)


                               Three months ended    Six months ended
                                   December 31,        December 31,
                               ------------------- -------------------
                                   2004      2003      2004      2003
                               --------- --------- --------- ---------


Operating Activities
 Net income                      $5,883    $7,665   $13,479   $11,560
 Adjustments to reconcile net
  income to net cash provided
  by operating activities:
   Revenues before deferral     133,445   119,093   252,733   219,255
   Marketing costs before
    deferral                    (66,352)  (60,598) (128,536) (118,033)
   Revenues recognized         (136,479) (123,164) (272,102) (236,988)
   Marketing costs expensed      68,689    66,745   137,221   133,401
   Depreciation and
    amortization                  5,391     2,481    10,422     5,242
   Deferred and other income
    taxes                            92     4,469     3,197     5,304
   Tax benefit from employee
    stock plans                     810        38       939     1,553
   Other                           (400)      (32)      422       720
                               --------- --------- --------- ---------
Operating cash flow before
 changes in assets and
 liabilities                     11,079    16,697    17,775    22,014
  Net change in assets and
   liabilities                   (4,362)    5,762    (3,149)   (1,573)
                               --------- --------- --------- ---------
Net cash provided by operating
 activities                       6,717    22,459    14,626    20,441
                               --------- --------- --------- ---------

Investing Activities
 Acquisition of fixed assets     (3,620)   (1,617)   (4,339)   (2,538)
 Net settlement of short term
  investments                     8,457         -       264         -
 Acquisition of business and other
  investing activities          (16,401)        -   (16,097)        -
                               --------- --------- --------- ---------
Net cash used in investing
 activities                     (11,564)   (1,617)  (20,172)   (2,538)
                               --------- --------- --------- ---------

Financing Activities
 Net proceeds from issuance of
  stock                           5,318       462     6,237    22,551
 Treasury stock purchases        (1,146)  (22,726)   (8,396)  (79,078)
 (Debt issuance costs)/Net
   proceeds from issuance of debt  (167)     (451)     (750)   86,568
  Payments of long-term
   obligations                     (114)     (183)     (204)     (250)
                               --------- --------- --------- ---------
Net cash provided by (used in)
 financing activities             3,891   (22,898)   (3,113)   29,791
                               --------- --------- --------- ---------
Effect of exchange rate changes
 on cash and cash equivalents        63        39       235        41
                               --------- --------- --------- ---------
Net (decrease) increase in cash
 and cash equivalents              (893)   (2,017)   (8,424)   47,735
Cash and cash equivalents at
 beginning of period            151,965   122,012   159,496    72,260
                               --------- --------- --------- ---------
Cash and cash equivalents at
 end of period                 $151,072  $119,995  $151,072  $119,995
                               ========= ========= ========= =========


                         VERTRUE INCORPORATED
           CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                            (In thousands)


                                                 December 31, June 30,
                                                      2004      2004
                                                   --------- ---------

Assets
Current assets:
 Cash and cash equivalents                          $151,072 $159,496
 Restricted cash                                       2,837    3,120
 Short-term investments                                7,675    7,650
 Accounts receivable                                  14,987   10,557
 Other current assets                                 12,665    8,119
 Membership solicitation and other deferred costs     44,049   52,428
                                                   --------- ---------
Total current assets                                 233,285  241,370
Fixed assets, net                                     38,292   36,540
Goodwill                                             161,636  125,675
Intangible and other assets, net                      53,231   49,577
                                                   --------- ---------
Total assets                                        $486,444 $453,162
                                                   ========= =========

Liabilities and Shareholders' Deficit
Current liabilities:
 Current maturities of long-term obligations            $705     $338
 Accounts payable                                     34,091   35,185
 Accrued liabilities                                  97,493   66,075
 Deferred membership fees                            121,113  138,381
 Deferred income taxes                                10,679   12,323
                                                   --------- ---------
Total current liabilities                            264,081  252,302
Deferred income taxes                                 11,547    4,354
Other long-term liabilities                            5,609    4,930
Long-term debt                                       237,735  237,659
                                                   --------- ---------
Total liabilities                                    518,972  499,245
                                                   --------- ---------


Shareholders' deficit:
 Common stock; $0.01 par value 40,000 shares
  authorized; 19,415 issued (19,089 at June
  30, 2004)                                              194      191
 Capital in excess of par value                      163,630  156,457
 Accumulated equity                                   23,610   10,131
 Accumulated other comprehensive income (loss)           923     (373)
 Treasury stock, 9,167 shares at cost (8,852
  shares at June 30, 2004)                          (220,885)(212,489)
                                                   --------- ---------
Total shareholders' deficit                          (32,528) (46,083)
                                                   --------- ---------
Total liabilities and shareholders' deficit         $486,444 $453,162
                                                   ========= =========


KEY STATISTICS
                                           December September December
                                             2004      2004     2003
                                           -------- --------- --------
Membership Revenue Before Deferral Mix:
Monthly                                         50%       50%      36%
Renewal annual                                  41%       40%      46%
New annual                                       9%       10%      18%

Membership Price Points:
Monthly                                     $12.12    $11.83   $11.54
New annual                                 $106.00   $105.00  $107.00

Membership Marketing Margin Before Deferral:
Monthly                                         29%       22%      28%
New annual                                      30%       26%      24%
Total                                           50%       46%      49%

Average monthly members billed (in thousands) 1,594     1,417    1,239


                         VERTRUE INCORPORATED
                RECONCILIATION OF NON-GAAP INFORMATION
                            (In thousands)
                              (Unaudited)

                                Three months ended   Six months ended
                                   December 31,        December 31,
                               ------------------- -------------------
                                   2004      2003      2004      2003
                               --------- --------- --------- ---------
Reconciliation of Operating Cash Flow
 before Changes in Assets and Liabilities:
Operating cash flow before
 changes in assets and
 liabilities                    $11,079   $16,697   $17,775   $22,014
Changes in assets and
 liabilities                     (4,362)    5,762    (3,149)   (1,573)
                               --------- --------- --------- ---------
Net cash provided by operating
 activities                      $6,717   $22,459   $14,626   $20,441
                               ========= ========= ========= =========

Reconciliation of Revenues
 before Deferral:
Revenues reported              $136,479  $123,164  $272,102  $236,988
Changes in deferred membership
 fees, net of deferred
 membership fees acquired        (3,034)   (4,071)  (19,369)  (17,733)
                               --------- --------- --------- ---------
Revenues before deferral       $133,445  $119,093  $252,733  $219,255
                               ========= ========= ========= =========

Reconciliation of Marketing
 Costs before Deferral:
Marketing expenses reported     $68,689   $66,745  $137,221  $133,401
Changes in solicitation and
 other deferred costs            (2,337)   (6,147)   (8,685)  (15,368)
                               --------- --------- --------- ---------
Marketing costs before deferral $66,352   $60,598  $128,536  $118,033
                               ========= ========= ========= =========


                         VERTRUE INCORPORATED
            RECONCILIATION OF NON-GAAP OUTLOOK INFORMATION
                            (In thousands)
                              (Unaudited)

                         Third Quarter  Fourth Quarter     Full Year
                          Fiscal 2005     Fiscal 2005     Fiscal 2005
                        --------------- --------------- --------------

Reconciliation of Operating Cash Flow
 before Changes in Assets and
 Liabilities:
Operating cash flow
 before changes in
 assets and
 liabilities            $6,500 -9,500  $9,000 -11,000  $33,000 -38,000
Add: Changes in assets
 and liabilities                5,000           5,000            7,000
                       --------------- --------------- ---------------
Net cash provided by
 operating activities  $11,500-14,500  $14,000-16,000   $40,000-45,000
                       =============== =============== ===============

Reconciliation of Free Cash Flow:
Net cash provided by
 operating activities  $11,500-14,500  $14,000-16,000   $40,000-45,000
Deduct: Capital
 Expenditures                   2,000           3,000            9,000
                       --------------- --------------- ---------------
Free Cash Flow          $9,500-12,500  $11,000-13,000   $31,000-36,000
                       =============== =============== ===============
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                         VERTRUE INCORPORATED
                  EXPLANATION OF NON-GAAP INFORMATION

The Company believes that Operating Cash Flow before Changes in
Assets and Liabilities is an important measure of liquidity. Operating Cash Flow before Changes in Assets and Liabilities represents the actual cash flow generated in the period, excluding the timing of cash payments and receipts. This measure is used by management and by the Company's investors. However this measure is not a substitute for, or superior to, Net Cash Provided by Operating Activities prepared in accordance with generally accepted accounting principles. A reconciliation of Operating Cash Flow before Changes in Assets and Liabilities to Net Cash Provided by Operating Activities prepared in accordance with generally accepted accounting principles is presented above.

The Company's management believes that revenues before deferral, marketing costs before deferral, and marketing margin before deferral are important measures of liquidity and are significant factors in understanding the Company's operating cash flow trends. These non-GAAP measures are used by management and the Company's investors to understand the liquidity trends of the Company's marketing margins related to the current period operations which are reflected within the operating cash flow section of the cash flow statement. GAAP revenues and marketing expenses are important measures used to understand the marketing margins earned during the period in the income statement. However, in order to understand the operating cash flow, it is important to understand the primary, current period drivers of that cash flow. Two of the primary indicators of operating liquidity for the period are revenues before deferral and marketing before deferral, which, when netted together, result in marketing margin before deferral. Revenues before deferral are revenues before the application of SAB 104 and represent the actual membership fees billed during the current reporting period less an allowance for membership cancellations. Marketing costs before deferral are marketing costs before the application of SAB 104 and SOP 93-7 and represent actual marketing costs paid for or accrued for during the current reporting period. Neither revenues before deferral nor marketing costs before deferral exclude charges or liabilities that will require cash settlement. Additionally, these measures are not a substitute for, or superior to, Revenue and Marketing Expense prepared in accordance with generally accepted accounting principles.

Free cash flow is useful to management and the Company's investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity. Such metric may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented above.
*T

    CONTACT: Vertrue Incorporated
             James B. Duffy, 203-324-7635